Exhibit 10.1

VOLUNTARY RESIGNATION AGREEMENT

        This Voluntary Resignation Agreement (the “Agreement”) is entered into by and between Investar Bank (“Investar”) and Travis Lavergne (“Employee”) as of the date of its acceptance by Employee.

        WHEREAS, Employee shall resign from his employment with Investar effective July 9, 2021 (the “Resignation Date”);

        WHEREAS, in consideration of Employee’s past service to Investar and his acceptance of this Agreement, Investar desires to provide certain separation benefits as described below, not otherwise available to Employee; and

        WHEREAS, Employee desires to accept this Agreement and receive the separation benefits offered by Investar under this Agreement;

        NOW, THEREFORE, Investar and Employee agree as follows:

1.

Severance Payment.  In consideration of Employee’s waiver and release of claims expressed in paragraph 2 below (“Employee’s Release”) and Employee’s other promises and covenants under this Agreement, Investar agrees to provide Employee with a lump sum payment in the gross amount of $95,000.00 (the “Severance Payment”). Provided that Employee abides by all terms of this Agreement, the Severance Payment shall be made to Employee in a single lump sum no later than thirty (30) calendar days following Employee’s execution and acceptance of this Agreement; provided, however, that Investar reserves the right to void the Agreement at any time before payment of the Severance Payment. Upon payment of the Severance Payment, the Agreement will be final and binding on the parties. The Severance Payment shall be subject to all applicable payroll withholding taxes and included in Employee’s W-2 income for the year 2021. Employee accepts sole responsibility for the payment of any additional taxes due or claimed to be due by any taxing authority on the Severance Payment. The Severance Payment provided under this Agreement is intended to satisfy the requirements of the “short-term deferral” and/or severance pay exceptions to Internal Revenue Code Section 409A regarding deferred compensation. However, Investar makes no representations, warranties or guarantees regarding the tax treatment of the Severance Payment.

2.	Waiver and Release.

2.1.

Claims Released.  In consideration of the Severance Payment and Investar’s other promises and covenants under this Agreement, Employee hereby and forever, irrevocably and unconditionally, releases, acquits, and discharges Investar, its parent company Investar Holding Corporation (“Parent”) and their respective past, present, or future parents, subsidiaries and affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, partners, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and their fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Protected Parties”) from any and all liability for any and all claims, demands, or causes of action of whatever kind or nature, known or unknown, asserted or unasserted, including, but not limited to, any and all claims arising out of Employee’s employment with the Protected Parties or the termination of such employment under any federal or state statute, law or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and the Employee Retirement Income Security Act, 29 U.S.C. §§ 101 et seq.; any and all claims in contract, implied contract, tort or otherwise for wrongful or constructive discharge, abuse of right, defamation, intentional or negligent infliction of emotional distress; and any and all claims for salary, wages, bonuses, commissions, vacation pay, sick pay, severance pay, or other current or deferred compensation or benefits of any kind under any other plan, policy, contract, or agreement and any penalties or attorney fees in connection therewith.

2.2.

Charges. Employee’s Release does not prohibit Employee from filing an administrative charge with United States Equal Employment Opportunity Commission or any other governmental agency or from providing support in connection with such a charge filed by any other person; provided, however, that Employee waives his right to participate in any monetary relief or recovery and agrees not to accept any such monetary relief or recovery in connection with any state, local, federal, or administrative proceeding filed on his behalf or for his benefit by any governmental agency or individual related to any matter covered by Employee’s Release.

2.3.

Claims Retained.  Notwithstanding the generality of the foregoing Section 2.1, Employee does not waive or release any right or claim: (a) arising after the date on which Employee executes this Agreement; (b) ordinary claims for benefits accrued and vested or due as of his or her termination of employment under any benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or other benefit plan or arrangement sponsored and maintained by the Protected Parties (although Employee acknowledges that all unvested equity awards and other unvested benefits received from the Protected Parties as of the Resignation Date, including without limitation the unvested benefits under the Salary Continuation Agreement dated as of February 28, 2018, shall be forfeited); (c) any claim for compensation or benefits that cannot be waived as a matter of public policy; and (d) any right to indemnification that Employee may possess as an officer or employee of any of the Protected Parties to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such parties or applicable law.

3.

Return of Property. As further conditions of receipt of the Severance Payment described above, Employee agrees to return his office key card, company-issued computer, and any confidential or proprietary Protected Party documents on or before his Resignation Date.

4.

Nondisparagement. Employee agrees and covenants that Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Investar or Parent or their businesses, or any of their employees, officers, or directors now or in the future. Nothing herein in any way restricts or impedes Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to Tom Aldrich, Chief Human Resources Officer, Investar Bank, 10500 Coursey Boulevard, 2nd Floor, Baton Rouge, LA 70816.

5.	Confidentiality.

5.1.

Employee shall hold in a fiduciary capacity for the benefit of the Investar and Parent all Confidential Information relating to Investar and Parent, and their respective businesses, which shall have been obtained by Employee during Employee’s employment by Investar or any of its affiliates and which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of the Agreement). Employee shall not, without the prior written consent of Investar or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than Investar, Parent and those designated by them.

5.2.

For purposes of the Agreement, “Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of Parent and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by Parent and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to Parent), whether produced by Parent and its subsidiaries or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to Parent’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

5.3.

Notwithstanding the foregoing, Employee may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153, which provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret protection law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

6.

Voluntary Nature of Agreement. It is expressly understood and agreed by Employee that the Severance Payment is separate and distinct from and in addition to any compensation or benefits to which he would be entitled in the absence of his acceptance of this Agreement and that he would have no right to receive the Severance Payment but for his acceptance of this Agreement. Employee acknowledges that he has accepted and signed this Agreement voluntarily and that his acceptance is not based upon any representations or promises of any kind made by Investar or any of its representatives except as expressly stated in this Agreement. Employee further acknowledges that he has been given a reasonable period of three (3) days to consider and sign this Agreement (after which time this offer shall be deemed revoked); and that he has considered this Agreement and consulted with legal or other counsel to the full extent desired and freely accepts this Agreement, understanding fully all of its terms and conditions.

7.

No Admission. This Agreement and the Severance Payment are in no way to be construed as an admission by any of the Protected Parties of any liability to Employee or fault arising from Employee’s employment by or separation from Investar.

8.

Breach of Agreement. In the event Employee breaches any of his obligations under this Agreement, expressly including his obligations under Paragraphs 2, 3, 4, and 5, the severance benefits provided by this Agreement shall be forfeited and all amount(s) paid to Employee under this Agreement shall be due and payable by Employee to Investar immediately. Further, in the event Investar prevails in any legal action to recover amounts due under this Paragraph 8, Employee also shall be liable for Investar’s reasonable attorney fees and court costs.

9.

Enforceability. If any term or provision of this Agreement or the application thereof to any person or circumstance, shall at any time or to any extent be held invalid, illegal or unenforceable in any respect as written, Employee and Investar intend for any court construing this Agreement to modify or limit such term or provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such term or provision that is not susceptible of such reformation shall be ignored so as not to affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

10.

Entire Agreement. This Agreement sets forth the entire agreement between Employee and Investar concerning the termination of Employee’s employment, and there are no other agreements or understandings between the parties related thereto except as expressly acknowledged by Employee herein. This Agreement shall be binding upon and inure to the benefit of Investar, Parent, Employee and their respective heirs, successors or assigns.

INVESTAR BANK	EMPLOYEE

/s/ John J. D’Angelo	/s/ Travis Lavergne
John J. D’Angelo	Travis Lavergne
Chief Executive Officer and President

July 9, 2021	July 9, 2021
DATE OFFERED	DATE ACCEPTED